Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201	Filed in the office of	Document Number
(776) 684-5708	/s/ Barbara K. Cegavske	20160274476-89
Website: www.nvsos.gov	Barbara K. Cegavske	Filing Date and Time
	Secretary of State	06/20/2016 9:32 AM
	State of Nevada	Entity Number
Certificate of Change Pursuant to NRS 78.209		E0505002010-6

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 Incorporation

For Nevada Profit Corporation

1. Name of corporation:
Moxian, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
500,000,000 shares of common stock, par value $0.001 per share and 100,000,000 shares of preferred stock, par value $0.001 per share

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
250,000,000 shares of common stock, par value $0.001 per share and 100,000,000 shares of preferred stock, par value $0.001 per share, after the one for two reverse stock split of the common stock.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
64,005,942 shares of common stock, par value $0.001 per share, approximately, to be issued and outstanding after the one for two reverse stock split of the common stock.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
Pursuant to NRS 78.205(2)(b), the corporation will issue to holders of a fractional share such additional fractions of a share as is necessary to increase such fractional shares to a full share, as applicable.

7. Effective date and time of filing: (optional)	Date:	Time:

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X
	Signature of Officer	President and Chief Executive Officer
Title

IMPORTANT: Failure to include any of the above information and submit the proper fees ay cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split
Revised: 1-5-15